EXHIBIT 99.1
For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Second Quarter Operating Results For Fiscal 2023

Greenwich, Connecticut, June 7, 2023 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended April 30, 2023 and provided information regarding financial and operational activities.

FINANCIAL HIGHLIGHTS FOR SECOND QUARTER FISCAL 2023

•	$5.2 million net income attributable to common stockholders ($0.14 per diluted Class A Common share).
•	$13.1 million of FFO ($0.35 per diluted Class A Common share).(1)
•	93.1% of our consolidated portfolio gross leasable area (“GLA”) was leased at April 30, 2023, an increase of 0.1% from the end of fiscal 2022.
•	1.5% increase in base rents in the second quarter of fiscal 2023 when compared with the second quarter of fiscal 2022 for new leasing completed after the second quarter of fiscal 2022.
•	2.9% average increase in base rental rates on 25,700 square feet of new leases signed in the second quarter of fiscal 2023.
•
3.6% average decrease in base rental rates on 103,800 square feet of lease renewals signed in the second quarter of fiscal 2023. This decrease was predominantly the result of renewing three leases totaling 34,500 square feet at rent reductions in order to gain additional term on each of these renewals. With these three leases removed, lease renewals on the remaining 37 leases in the second quarter of fiscal 2023 would have increased by 2.1%.

•	On April 14, 2023, the company paid a $0.25 per share quarterly cash dividend on our Class A Common stock and a $0.225 per share quarterly cash dividend on our Common stock.
•	$13.5 million of cash and cash equivalents currently on our balance sheet.
•	$85 million currently available on our unsecured revolving credit facility.
•	No mortgage debt maturing until August 2024.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations
•
Under the terms of the previously announced Agreement and Plan of Merger, dated as of May 17, 2023, by and among the Company, Regency Centers Corporation (“Regency”) and the other parties thereto, Regency and the Company have agreed to coordinate the timing of their regular quarterly dividends prior to the closing of the mergers contemplated thereby, including proration of the Company’s next dividend to take into account the shorter period covered from the prior Company record date to June 14, 2023 as compared to the Company’s regular quarterly dividend timing. Accordingly, on June 1, 2023, the Board of Directors declared a dividend of $0.2083 for each share of Class A Common Stock and $0.1875 for each share of Common Stock.  The dividends are payable July 6, 2023 to stockholders of record on June 14, 2023. Please see the Company’s most recent Quarterly Report on Form 10-Q for more information.

•
In addition, on June 1, 2023, the Board declared the regular contractual quarterly dividend with respect to each of the Company’s Series H and Series K cumulative redeemable preferred stock that will be paid on July 31, 2023 to shareholders of record on July 14, 2023.

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “We are continuing to see a rebound in our tenants’ businesses and increasing demand for vacant space at our properties.  Our leasing and management teams are very busy working to deliver space for our new tenants, and we have a strong pipeline of new leases that includes 126,400 square feet in the lease negotiation phase and another 141,400 square feet in the letter of intent phase.  Unfortunately, our quarterly financial results dipped when compared with the last few quarters, but this was expected as we took back the 47,000 square foot Bed Bath and Beyond space at our Ridgeway Shopping Center in Stamford, CT right after our first quarter end when that lease expired. This created a reduction in second quarter FFO of approximately $440,000. However, in May, we signed a new lease with Burlington to lease the majority of the former Bed Bath and Beyond space, which we hope to deliver in the later part of this calendar year, and we are also in negotiations with two tenants to lease the balance of the space. This quarter, we leased 25,600 square feet of new leases at base rental increases averaging 2.9%.  We also renewed 103,800 square feet of existing tenant leases at base rental decreases averaging 3.6%, but that decline was predominantly related to three leases that were renewed at significantly lower rents in order to get more term on each of these renewals.  With these three leases removed, average base rent on renewals would have increased by 2.1%. We believe the increasing demand for space, coupled with decreasing supply, will continue to have a positive effect on our occupancy and rents going forward.  We continue to be grateful for the tremendous efforts and perseverance of our team, as well as that of our tenants, who have worked together to get through the challenges of the last three plus years.”

Mr. Biddle continued…. “Although our earnings and FFO have returned to pre-pandemic levels, we believe there is still room to grow the income of our existing portfolio as we fill vacancies with new tenants. We are currently working on several significant leases that we hope to sign and announce in the upcoming quarters. Our collection rate on rents billed has returned to pre-pandemic levels, and almost all of our tenants are able to pay rent without assistance. Our strong balance sheet and liquidity remain the underpinnings of our company’s success, and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments in good times and bad.  Due to our long-term strategy, 87% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses remained solid throughout the pandemic.”

Net income applicable to Class A Common and Common stockholders for the second quarter of fiscal 2023 was $5,198,000 or $0.14 per diluted Class A Common share and $0.12 per diluted Common share, compared to net income of $7,109,000 or $0.18 per diluted Class A Common share and $0.17 per diluted Common share in last year’s second quarter. Net income attributable to Class A Common and Common stockholders for the first six months of fiscal 2023 was $12,000,000 or $0.32 per diluted Class A Common share and $0.29 per diluted Common share, compared to $12,506,000 or $0.32 per diluted Class A Common share and $0.29 per diluted Common share in the first six months of fiscal 2022.

Both the six and three month periods ended April 30, 2022 included $766,000 of gain on sales of properties, or $0.02 per Class A Common and Common share.  There were no significant gains or losses on sales of properties in the three and six month periods ended April 30, 2023.

FFO for the second quarter of fiscal 2023 was $13,136,000 or $0.35 per diluted Class A Common share and $0.32 per diluted Common share, compared with $14,269,000 or $0.37 per diluted Class A Common share and $0.33 per diluted Common share in last year’s second quarter. For the first six months of fiscal 2023, FFO amounted to $28,703,000 or $0.77 per diluted Class A Common share and $0.69 per diluted Common share, compared to $27,165,000 or $0.70 per diluted Class A Common share and $0.64 per diluted Common share in the corresponding period of fiscal 2023.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 77 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 213 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments, risks related to the Company’s ability to complete the Regency merger, and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six and Three Months Ended April 30, 2023 and 2022 Results (Unaudited)
 (in thousands, except per share data)

	Six Months Ended April 30,		Three Months Ended April 30,
	2023	2022	2023	2022

Revenues
Lease income	$70,068	$68,743	$34,329	$34,656
Lease termination	1,572	60	15	32
Other	1,728	2,752	727	1,312
Total Revenues	73,368	71,555	35,071	36,000

Expenses
Property operating	13,108	13,449	6,143	6,447
Property taxes	11,821	11,811	5,903	5,888
Depreciation and amortization	15,975	14,716	7,571	7,572
General and administrative	5,503	5,188	2,777	2,508
Directors' fees and expenses	222	201	103	94
Total Operating Expenses	46,629	45,365	22,497	22,509

Operating Income	26,739	26,190	12,574	13,491

Non-Operating Income (Expense):
Interest expense	(7,323)	(6,564)	(3,676)	(3,262)
Equity in net income from unconsolidated joint ventures	868	590	448	323
Gain (loss) on sale of property	(6)	768	(2)	766
Interest, dividends and other investment income	239	161	105	106
Net Income	20,517	21,145	9,449	11,424

Noncontrolling interests:
Net income attributable to noncontrolling interests	(1,692)	(1,814)	(839)	(903)
Net income attributable to Urstadt Biddle Properties Inc.	18,825	19,331	8,610	10,521
Preferred stock dividends	(6,825)	(6,825)	(3,412)	(3,412)

Net Income Applicable to Common and Class A Common Stockholders	$12,000	$12,506	$5,198	$7,109

Basic Earnings Per Share:
Per Common Share:	$0.29	$0.30	$0.13	$0.17
Per Class A Common Share:	$0.33	$0.33	$0.14	$0.19

Diluted Earnings Per Share:
Per Common Share:	$0.29	$0.29	$0.12	$0.17
Per Class A Common Share:	$0.32	$0.32	$0.14	$0.18

Dividends Per Share:
Common	$0.4500	$0.429	$0.2250	$0.215
Class A Common	$0.5000	$0.47	$0.2500	$0.24

Results of Operations

The following information summarizes our results of operations for the six months and three months ended April 30, 2023 and 2022 (amounts in thousands):

	Six Months Ended				Change Attributable to
	April 30,		Increase		Property	Properties Held In
Revenues	2023	2022	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$53,432	$51,196	$2,236	4.4%	$844	$1,392
Recoveries from tenants	16,962	17,657	(695)	(3.9)%	190	(885)
Uncollectable amounts in lease income	(460)	(152)	(308)	202.6%	-	(308)
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	134	42	92	219.0%	-	92
Total lease income	70,068	68,743

Lease termination	1,572	60	1,512	2,520.0%	-	1,512
Other income	1,728	2,752	(1,024)	(37.2)%	(20)	(1,004)

Operating Expenses
Property operating	13,109	13,449	(340)	(2.5)%	191	(531)
Property taxes	11,821	11,811	10	0.1%	21	(11)
Depreciation and amortization	15,975	14,716	1,259	8.6%	225	1,034
General and administrative	5,502	5,188	314	6.1%	n/a	n/a

Non-Operating Income/Expense
Interest expense	7,323	6,564	759	11.6%	-	759
Interest, dividends, and other investment income	239	161	78	48.4%	n/a	n/a

	Three Months Ended				Change Attributable to
	April 30,		Increase		Property	Properties Held In
Revenues	2023	2022	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$26,599	$26,206	$393	1.5%	$48	$345
Recoveries from tenants	8,076	8,383	(307)	(3.7)%	(3)	(304)
Uncollectable amounts in lease income	(356)	(38)	(318)	836.8%	-	(318)
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	10	105	(95)	(90.5)%	-	(95)
Total lease income	34,329	34,656

Lease termination	15	32	(17)	(53.1)%	-	(17)
Other income	727	1,312	(585)	(44.6)%	(10)	(575)

Operating Expenses
Property operating	6,143	6,447	(304)	(4.7)%	32	(336)
Property taxes	5,903	5,888	15	0.3%	(43)	58
Depreciation and amortization	7,571	7,573	(2)	-	(56)	54
General and administrative	2,776	2,508	268	10.7%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,676	3,262	414	12.7%	-	414
Interest, dividends, and other investment income	106	106	-	-	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2023 and 2022 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 4.4% to $53.4 million for the six months ended April 30, 2023, as compared with $51.2 million in the corresponding period of 2022. Base rents increased by 1.5% to $26.6 million for the three months ended April 30, 2023, as compared with $26.2 million in the corresponding period of 2022. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2022, we acquired one property totaling 188,000 square feet and sold three properties totaling 14,300 square feet. These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the six months ended April 30, 2023, when compared with the corresponding period in fiscal 2022.

Properties Held in Both Periods:

Revenues

Base Rent

For properties held in both periods, base rent for the six and three months ended April 30, 2023 increased by $1.4 million and $345,000, respectively, when compared with the corresponding prior period.  This positive variance in the six and three months ended April 30, 2023, when compared with the corresponding prior period, was primarily a result of net new leasing in the portfolio after the first quarter of fiscal 2022 predominantly at nine properties.

In the first six months of fiscal 2023, we leased or renewed approximately 288,000 square feet (or approximately 6.3% of total GLA).  At April 30, 2023, our consolidated properties were 93.1% leased (93.0% leased at October 31, 2022).

Tenant Recoveries
In the six and three months ended April 30, 2023, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $885,000 and $304,000, respectively, when compared with the corresponding prior periods, predominantly related to the recalculation of one tenant's real estate tax reimbursement calculations, which resulted in additional billings to that tenant in the first quarter of fiscal 2022, which creates negative variance in the fiscal 2023 and a reduction in operating expenses in both the three and six month periods ended April 30, 2023 when compared with the corresponding prior periods.

Lease Termination Income
In the six months ended April 30, 2023, lease termination income increased by $1.5 million when compared with the corresponding prior period, related predominantly to three lease termination settlements reached with three different tenants in the first quarter of fiscal 2023. Those tenants had vacated their premises and reached agreement with the company to settle the remaining obligations under their leases.  There was no significant variance in lease termination income in the three months ended April 30, 2023, when compared with the corresponding prior period.

Uncollectable Amounts in Lease Income
In the six and three months ended April 30, 2023, uncollectable amounts in lease income increased by $308,000 and $318,000, respectively, when compared to the corresponding prior periods, primarily as a result of reserving for uncollected rents from a tenant whose lease expired on January 31, 2023 and who subsequently filed for bankruptcy.

ASC Topic 842 Cash Basis Lease Income Reversals
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of April 30, 2023, 37 of these 89 tenants are no longer tenants in the Company's properties. There were no significant charges related to cash-basis tenants in the six and three months ended April 30, 2023 and 2022.

Expenses

Property Operating
In the six and three months ended April 30, 2023, property operating expenses decreased by $531,000 and $336,000, respectively, when compared with the corresponding prior periods, predominantly related to a decrease in snow removal costs throughout the portfolio.

Property Taxes
In the six and three months ended April 30, 2023, property tax expenses were relatively unchanged when compared with the corresponding prior periods.

Interest
In the six and three months ended April 30, 2023, interest expense increased by $759,000 and $414,000, respectively, when compared with the corresponding prior periods.  The increase was mainly the result of having higher amounts drawn on our Facility coupled with higher interest rates as interest on the Facility is calculated on a variable rate.

Depreciation and Amortization
In the six months ended April 30, 2023, depreciation and amortization increased by $1.0 million when compared with the corresponding prior period.  This increase was related to additional tenant improvement amortization resulting from the termination of three tenant leases at our Orange Meadows property, which terminations were required so that we can deliver the combined spaces to new tenants.  There was no significant increase in depreciation and amortization expense in the three months ended April 30, 2023 when compared to the corresponding prior period.

General and Administrative Expenses
In the six and three months ended April 30, 2023, general and administrative expenses increased by $314,000 and $268,000, respectively, when compared with the corresponding prior periods primarily as a result of decreased restricted stock amortization expense in the second quarter of fiscal 2022, when an employee left the company and forfeited their restricted stock. This creates a negative variance in the six and three month periods ended April 30, 2023.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time, and industry analysts have accepted FFO as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

◾
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

◾	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the six month and three month periods ended April 30, 2023 and 2022. (Amounts in thousands)
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2023 and 2022
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2023	2022	2023	2022
Net Income Applicable to Common and Class A Common Stockholders	$12,000	$12,506	$5,198	$7,109

Real property depreciation	11,903	11,622	5,989	5,884
Amortization of tenant improvements and allowances	3,170	2,123	1,172	1,132
Amortization of deferred leasing costs	874	936	396	539
Depreciation and amortization on unconsolidated joint ventures	750	746	379	371
(Gain)/loss on sale of property	6	(768)	2	(766)

Funds from Operations Applicable to Common and Class A Common Stockholders	$28,703	$27,165	$13,136	$14,269

Funds from Operations (Diluted) Per Share:
Common	$0.69	$0.64	$0.32	$0.33
Class A Common	$0.77	$0.70	$0.35	$0.37

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,816	9,751	9,834	9,793
Class A Common and Class A Common Equivalent	28,556	29,800	28,584	29,831

FFO amounted to $28.7 million in the six months ended April 30, 2023, compared to $27.2 million in the corresponding period of fiscal 2022.  The net increase in FFO is attributable, among other things to:

Increases:
•
A net $1.4 million increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2022 predominantly at nine properties, partially offset by vacancies in the portfolio specifically at three properties.

•	The net operating income from our Shelton Square acquisition, which closed after the first quarter of fiscal 2022.
•
An increase in lease termination income of $1.5 million when compared with the corresponding prior period, related predominantly to three lease termination settlements reached with three different tenants in the first quarter of fiscal 2023. Those tenants had vacated their premises and reached agreements with the company to settle the remaining obligations under their leases.

•	A decrease of $122,000 in net income to noncontrolling interests as a result of redeeming units after the second quarter of fiscal 2022.

Decreases:
•
An increase in interest expense of $759,000 when compared with the corresponding prior period.  The increase was mainly the result of having higher amounts drawn on our Facility coupled with higher interest rates, as interest on the Facility is calculated on a variable rate.

•
A $365,000 net decrease in recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) when compared with the corresponding prior period, predominantly related to the recalculation of one tenant's real estate tax reimbursement calculations, which resulted in additional billings to that tenant in the first quarter of fiscal 2022, creating a negative variance in the first half of fiscal 2023.

•
A $308,000 increase in uncollectable amounts in lease income predominantly related to reserving the uncollected rents from one tenant whose lease expired on January 31, 2023 and who subsequently filed for bankruptcy.

•
A $1.0 million decrease in other income primarily related to recognizing income in the first half of fiscal 2022 for the settlement of insurance claims related to a flood casualty at several of our properties.

•
A $314,000 increase in general and administrative expenses when compared with the corresponding prior periods primarily as a result of decreased restricted stock amortization expense in the second quarter of fiscal 2022, when an employee left the company and forfeited their restricted stock.

FFO amounted to $13.1 million in the three months ended April 30, 2023, compared to $14.3 million in the corresponding period of fiscal 2022.  The net decrease in FFO is attributable, among other things to:

Decreases:
•
An increase in interest expense of $414,000 when compared with the corresponding prior period.  The increase was mainly the result of having higher amounts drawn on our Facility coupled with higher interest rates, as interest on the Facility is calculated on a variable rate.

•
A $318,000 increase in uncollectable amounts in lease income predominantly related to reserving the uncollected rents from one tenant whose lease expired on January 31, 2023 and who subsequently filed for bankruptcy.

•
A $585,000 decrease in other income primarily related to recognizing income in the second quarter of fiscal 2022 for the settlement of insurance claims related to a flood casualty at several of our properties.

•
A $268,000 increase in general and administrative expenses when compared with the corresponding prior periods primarily as a result of decreased restricted stock amortization expense in the second quarter of fiscal 2022, when an employee left the company and forfeited their restricted stock.

Increases:
•
A net $345,000 increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2022 predominantly at nine properties offset by vacancies in the portfolio specifically at six properties.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure, and we believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Six Months Ended April 30,			Three Months Ended April 30,
	2023	2022	% Change	2023	2022	% Change
Same Property Operating Results:

Number of Properties (Note 1)	70			70

Revenue (Note 2)
Base Rent (Note 3)	$51,983	$50,999	1.9%	$26,029	$25,765	1.0%
Uncollectable amounts in lease income	(459)	(152)	202.0%	(355)	(39)	810.3%
ASC Topic 842 cash-basis lease income reversal-same property	2	(10)	(120.0)%	(122)	77	(258.4)%
Recoveries from tenants	16,545	17,429	(5.1)%	7,857	8,159	(3.7)%
Other property income	273	1,130	(75.8)%	136	794	(82.9)%
	68,344	69,396	(1.5)%	33,545	34,756	(3.5)%

Expenses
Property operating	7,959	7,993	(0.4)%	3,865	4,091	(5.5)%
Property taxes	11,721	11,681	0.3%	5,828	5,768	1.0%
Other non-recoverable operating expenses	1,365	1,139	19.8%	718	590	21.7%
	21,045	20,813	1.1%	10,411	10,449	(0.4)%

Same Property Net Operating Income	$47,299	$48,583	(2.6)%	$23,134	$24,307	(4.8)%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	1,460	744		714	714
Other Interest income	420	286		240	161
Other Dividend Income	24	44		16	36
Consolidated lease termination income	1,572	60		15	32
Consolidated amortization of above and below market leases	369	396		186	222
Consolidated straight line rent income	602	(55)		230	(60)
Equity in net income of unconsolidated joint ventures	868	590		448	323
Taxable REIT subsidiary income/(loss)	(359)	(135)		(356)	(321)
Solar income/(loss)	6	(292)		4	(81)
Unrealized holding gains arising during the periods	-	-		-	-
Gain on sale of marketable securities	-	-		-	-
Interest expense	(7,323)	(6,564)		(3,676)	(3,262)
General and administrative expenses	(5,503)	(5,188)		(2,777)	(2,508)
Uncollectable amounts in lease income	(459)	(152)		(355)	(39)
Uncollectable amounts in lease income - same property	459	152		355	39
ASC Topic 842 cash-basis lease income reversal	2	(10)		(122)	77
ASC Topic 842 cash-basis lease income reversal-same property	(2)	10		122	(77)
Directors fees and expenses	(222)	(201)		(103)	(94)
Depreciation and amortization	(15,975)	(14,716)		(7,571)	(7,572)
Adjustment for intercompany expenses and other	(2,715)	(3,175)		(1,053)	(1,239)

Total other -net	(26,776)	(28,206)		(13,683)	(13,649)
Income from continuing operations	20,523	20,377	0.7%	9,451	10,658	(11.3)%
Gain (loss) on sale of real estate	(6)	768		(2)	766
Net income	20,517	21,145	(3.0)%	9,449	11,424	(17.3)%
Net income attributable to noncontrolling interests	(1,692)	(1,814)		(839)	(903)
Net income attributable to Urstadt Biddle Properties Inc.	$18,825	$19,331	(2.6)%	$8,610	$10,521	(18.2)%

Same Property Operating Expense Ratio (Note 4)	84.1%	88.6%	(4.5)%	81.1%	82.8%	(1.7)%

Note 1 - Includes only properties owned for the entire period of both periods presented.

Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income.

Note 3 - Base rents for the three and six month periods ended April 30, 2023 are reduced by approximately $0 and $0, respectively, in rents that were deferred and approximately $0 and $0, in rents that were abated because of COVID-19. Base rents for the three and six month periods ended April 30, 2023, are increased by approximately $8,000 and $27,000, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2023 periods.

Base rents for the three and six month periods ended April 30, 2022 are reduced by approximately $37,000 and $87,000, respectively, in rents that were deferred and approximately $33,000 and $156,000, in rents that were abated because of COVID-19. Base rents for the three and six month periods ended April 30, 2022, are increased by approximately $92,000 and $382,000, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2022 periods.

Note 4 -Represents the percentage of property operating expense and real estate tax.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	April 30,	October 31,
	2023	2022
	(Unaudited)
Assets
Cash and Cash Equivalents	$13,453	$14,966

Real Estate investments before accumulated depreciation	$1,199,222	$1,190,356

Investments in and advances to unconsolidated joint ventures	$28,342	$29,586

Total Assets	$986,593	$997,326

Liabilities
Revolving credit line	$39,000	$30,500

Mortgage notes payable and other loans	$298,660	$302,316

Total Liabilities	365,653	$361,474

Redeemable Noncontrolling Interests	$59,842	$61,550

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$561,098	$574,302